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                                                                    EXHIBIT 99.1
[CROSS TIMBERS OIL COMPANY NEWS RELEASE LETTERHEAD]



Number 99-17

               CROSS TIMBERS ANNOUNCES STRATEGIC GOALS FOR 2000

     FORT WORTH, TX (Aug. 30, 1999) - Cross Timbers Oil Company (NYSE-XTO) today announced strategic goals for 2000, including cash flow from operations of $4.00 per share, proved reserves of 40 Mcfe per share and debt of $.40 per Mcfe.
These goals assume a NYMEX natural gas price of $2.70 per Mcf and a NYMEX price for crude oil of $21.00 per barrel. The Company's consolidated cash flow per share should exceed $.80 per share for the third quarter of 1999 and $1.00 in the fourth quarter based upon current oil and gas prices.

     "Our aggressive goals are made possible by the recent acquisition of almost 1/2 trillion cubic feet of natural gas reserves in the Arkoma Basin," stated Bob
R. Simpson, Chairman and CEO. "These acquisitions significantly increase our exposure to gas during a period of increasing prices. Additionally, we expect to increase reserves on the Arkoma acquisitions by at least 50% through our development program over the next few years, in line with our historical performance on previous acquisitions.

     "We anticipate that stockholders' equity will increase from several sources including: gains from asset sales, net income and a potential equity offering. Equity will not be offered, however, until our stock price is substantially higher. We believe that an improved balance sheet coupled with achievement of these goals will create an equity that will trade at 6 to 8 times cash flow or $24 to $32 per share." Simpson concluded.

     The Company expects development expenditures of $100 million to $120 million in 2000, which are expected to be funded from cash flow. Cash flow in excess of development will be used to pay down debt or to acquire producing properties. Asset sales, including the sale of royalty trust units, will be used to reduce debt.

     "We expect 1999 to be another year of significant reserve additions as a result of our highly successful development activities. Proved reserves at year-end 1999, assuming no property sales, are expected to exceed two trillion cubic feet of natural gas equivalents," Steve Palko, Cross Timbers' President noted. "We believe that Cross Timbers will be ranked among the top ten independents based on domestic proved reserves.

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     Page 2 - Cross Timbers Announces Strategic Goals For 2000

     "Our acquisition strategy leads us to pursue high-quality producing properties, which we define as properties with highly predictable production, a long production life, high margins and significant upside potential. Based on this criteria, our current reserve base is the highest quality we've ever had.

     "Acquisitions made during the last 18 months in the San Juan Basin and in East Texas are substantially ahead of projections, with reserve additions expected to exceed 75% for each acquisition." Palko continued. "Production from these acquisitions is already 20% higher than at the time of purchase."

     Cross Timbers Oil Company is engaged in the acquisition, exploitation and development of quality, long-lived producing oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming and Alaska.

Contact:  Louis G. Baldwin
          Senior Vice President and Chief Financial Officer
          Cross Timbers Oil Company
          817/870-2800

Statements concerning future financial results, production, development expenditures and future acquisitions and debt levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Further information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.


This release can be found at the Company Web site at www.crosstimbers.com